Exhibit 10.8

EXECUTION VERSION

MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT (as amended, restated, modified or supplemented from time to time, this “Agreement”) is made as of January 7, 2014 by and between WTG Holdings I Corp., a Delaware corporation (the “Company”), WTG Holdings III Corp., a Delaware corporation and indirect wholly-owned subsidiary of the Company (“WTG III”), and AEA Investors LP, a Delaware limited partnership (“AEA” and, together with the Company and WTG III, the “Parties”).

WHEREAS, AEA in connection with the transactions contemplated by the Master Sale and MSPA, dated as of October 15, 2013 (as amended, modified or supplemented from time to time, the “MSPA”), by and between WTG III and Siemens Aktiengesellschaft (“Siemens”), provided certain advisory and consulting services to the Company and its subsidiaries, including WTG III, including investment banking services, due diligence, valuation, financial advisory services and negotiation of the MSPA (collectively, the “Transaction Advisory Services”), and the Company has agreed to pay AEA a success-based fee in connection with the rendering of the Transaction Advisory Services.

WHEREAS, AEA renders advisory and consulting services to selected client companies, and the Company and WTG III desire to retain AEA to render advisory and consulting services to the Company, WTG III and their direct and indirect subsidiaries (collectively, the “Company Group”) and AEA is willing to provide such services on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, it is mutually agreed as follows:

1.                                      The Company and WTG III hereby retain AEA to render advisory and consulting services to the Company Group, and AEA hereby agrees to render such services, for the period commencing on the date hereof and continuing so long as AEA (or its investor group) directly or indirectly owns any equity, voting or profits interest in the Company Group or until this Agreement is terminated by AEA. AEA shall render such advisory and consulting services to the Company Group in connection with such financial, management and other matters relating to the business and operations of the Company Group or any of its affiliated companies as the Company’s Board of Directors or WTG III’s Board of Directors may from time to time request (the “Services”).

2.                                      (a)                                 In consideration of the Transaction Advisory Services rendered by AEA in connection with the MSPA, the Company and WTG III hereby agree to pay, immediately following the closing of such transactions, a transaction fee of $10,800,000.00 to AEA.

(b)                                 As compensation for the Services rendered pursuant to Section 1 hereof, so long as this Agreement continues in effect the Company and WTG III shall pay or cause to be paid to AEA, an aggregate fee of $4,000,000.00 per year due and payable (i) immediately following the closing of the transactions contemplated by the MSPA and (ii) thereafter, quarterly in advance on the first day of each calendar quarter, commencing as of the first full calendar quarter immediately following the date hereof. The Company and WTG III also agree to the provisions with respect to indemnifying AEA and the other matters set forth in Annex A hereto, which is hereby incorporated by reference into this Agreement (as amended, restated, modified or supplemented from time to time, the “Indemnification Agreement”).

(c)                                  It is the understanding of the Parties that AEA may be involved with potential acquisitions, mergers, financings or other major transactions involving any of the members of the Company Group and/or their affiliates, in which case, AEA shall be entitled to such compensation, in addition to the fees provided above, so long as AEA is continuing to provide the Services, in the amounts as the Parties shall mutually agree.

(d)                                 In the event that any member of the Company Group employs any employee or consultant of AEA as an officer of any of them or otherwise, and such employment, consultancy, or other arrangement involves a substantial amount of such employee’s or consultant’s time, the Company, WTG III or such member of the Company Group shall compensate such employee or consultant at a reasonable rate to be agreed upon among such employee or such consultant, as applicable, the Company or WTG III, on the one hand, and AEA on the other, and the compensation payable to such employee or such consultant, as applicable, shall not reduce or affect in any way the fees payable to AEA.

(e)                                  In addition to the aforementioned fees, the Company and WTG III shall reimburse AEA, its consultants and its affiliates for their reasonable out-of-pocket costs and expenses incurred in connection with the performance of the Transaction Advisory Services and the Services hereunder. In addition, the Company and WTG III shall reimburse AEA, its consultants and their respective affiliates for their reasonable out-of-pocket expenses (including,

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without limitation, legal, accounting, secretarial services, consulting and other professional fees) incurred in connection with (i) monitoring of the investment in the Company Group and the development, preparation, negotiation, printing and execution of any amendment, restatement, modification or supplement to this Agreement or any of the other agreements or documents executed in connection with or related to the investments in the Company Group held by affiliates of AEA and/or (ii) the enforcement, performance and administration of this Agreement or any of the other agreements or documents executed in connection with or related to the investments held by affiliates of AEA in the Company Group.

3.                                      Any notice required to be given hereunder shall be in writing and shall be deemed sufficient if delivered in person or mailed by certified mail as follows: if to the Company and/or WTG III, to it or them at its or their offices at 666 Fifth Avenue, 36th Floor New York, New York 10103, or such other address as the Company or WTG III may hereafter designate for that purpose; and if to AEA, to it at its offices at 666 Fifth Avenue, 36th Floor New York, New York 10103, or such other address as AEA may hereafter designate for that purpose.

4.                                      This Agreement, together with the Indemnification Agreement, constitutes the entire agreement among the parties hereto, and supersedes all prior agreements and understandings, both written and oral, with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including any corporation or other entity into which any member of the Company Group shall consolidate or merge or to which it shall transfer substantially all of its assets. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state. This Agreement may be executed by facsimile signature (or via email “.pdf” or similar file) and in any number of counterparts, all of which shall be construed together and shall constitute one and the same instrument.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first above written.

WTG HOLDINGS I CORP.

By:	/s/ Barbara L. Burns
Name:	Barbara L. Burns
Title:	Vice President, Secretary and Assistant Treasurer

[Signature Page to Management Agreement]

WTG HOLDINGS III CORP.

By:	/s/ Barbara L. Burns
Name:	Barbara L. Burns
Title:	Vice President, Secretary and Assistant Treasurer

[Signature Page to Management Agreement]

AEA INVESTORS LP

By:	/s/ Barbara L. Burns
Name:	Barbara L. Burns
Title:	Vice President

[Signature Page to Management Agreement]

ANNEX A - INDEMNIFICATION AGREEMENT

As part of the consideration for the agreement of AEA to furnish its services under this Agreement, the Company and WTG III hereby agree to indemnify and hold harmless AEA and its affiliates and the respective managing directors, officers, directors, investors, shareholders, members, partners, employees and agents of, and persons controlling, AEA or any of its affiliates within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended, and each of their respective successors and assigns (collectively, the “Indemnified Persons”) from and against all claims, liabilities, expenses, losses or damages (or actions in respect thereof) related to or arising out of actions taken (or omitted to be taken) by AEA or its affiliates pursuant to the terms of this Agreement and/or in connection with the acquisition or operation of the Business (as defined in the MSPA), or AEA’s or any of its affiliates’ role in connection therewith; provided, however, that the Company and WTG III shall not be responsible for any claims, liabilities, expenses, losses and damages to the extent that it is finally judicially determined that they result primarily from actions taken or omitted to be taken by AEA or its affiliates in bad faith or due to AEA’s or such affiliate’s gross negligence or willful misconduct. If for any reason (other than the bad faith, gross negligence or willful misconduct of AEA or its affiliates as provided above) the foregoing indemnity is unavailable to the Indemnified Persons or insufficient to hold the Indemnified Persons harmless, then the Company and WTG III shall contribute to the amount paid or payable by the Indemnified Persons as a result of such claim, liability, expense, loss or damage in such proportion as is appropriate to reflect not only the relative benefits received by the Company and WTG III on the one hand and AEA on the other hand, but also the relative fault of the Company, WTG III and AEA, as well as any relevant equitable considerations, subject to the limitation that in any event AEA’s aggregate contribution to all claims, liabilities, expenses, losses and damages (except to the extent judicially determined to have been primarily caused by the bad faith, gross negligence or willful misconduct of AEA or its affiliates) shall not exceed the amount of fees actually received by AEA pursuant to this Agreement.

Promptly after receipt by AEA of notice of any complaint or the commencement of any action or proceeding with respect to which indemnification may be sought against the Company and/or WTG III, AEA will notify the Company and WTG III in writing of the receipt or commencement thereof, but failure to notify the Company and WTG III will relieve the Company and WTG III and from any liability which they may have hereunder only if, and to the extent that, such failure results in the forfeiture of substantial rights and defenses, and will not in any event relieve the Company and WTG III from any other obligation to any Indemnified Person other than under this Indemnification Agreement. The Company and/or WTG III shall assume the defense of such action (including payment of fees and disbursements of counsel) insofar as such action shall relate to any alleged liability in respect of which indemnity may be sought against the Company and/or WTG III. AEA shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and disbursements of such counsel shall be at the expense of AEA unless employment of such counsel has been specifically authorized by the Company and WTG III in writing. The Company and WTG III shall pay the fees and expenses of one separate counsel for AEA and any other Indemnified Persons if the named parties to any such action (including any impleaded parties) include the Company and/or WTG III (or any of the directors of the Company and/or WTG III) and AEA and (i) in the good faith judgment of AEA the use of joint counsel would present such counsel with an actual or potential conflict of interest or (ii) AEA shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Company and/or WTG III (or the director(s)). The Company and WTG III shall not be liable to indemnify any person for any settlement of any claim or action effected without written consent of the Company and WTG III, which consent shall not be unreasonably withheld. In addition, the Company and WTG III hereby agree to reimburse AEA and each other Indemnified Person for all expenses (including reasonable fees and disbursements of counsel if the Company and/or WTG III does not assume the defense of such action) as they are incurred by AEA or any Indemnified Person in connection with investigating, preparing for or defending any such action or claim. AEA shall have no liability to the Company and WTG III, any of their respective subsidiaries or affiliates or any of their respective directors, officers or employees in connection with the services which AEA renders pursuant to this Agreement, except for AEA’s bad faith, gross negligence or willful misconduct judicially determined as aforesaid.

In addition to the foregoing, the Company and WTG III hereby acknowledge that certain of the Indemnified Persons may have rights to indemnification, advancement of expenses and/or insurance provided by certain of their respective affiliates (collectively, the “Fund Indemnitors”). The Company and WTG III hereby agree that (i) they are the indemnitor of first resort (i.e., their obligations to the Indemnified Persons are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same payment of expenses or liabilities incurred by any Indemnified Person are secondary), and (ii) no payment by the Fund Indemnitors on behalf of any Indemnified Person with respect to any claim for which such Indemnified Person has sought indemnification from the Company and/or WTG III hereunder shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or subrogation to the extent of payment to all of the rights of recovery of such Indemnified Person against the Company and/or WTG III. The Company, WTG III and the Indemnified Persons agree that the Fund Indemnitors are express and intended third party beneficiaries of this paragraph.

The indemnification, contribution and expense reimbursement obligations the Company and WTG III have pursuant to this Annex A shall be in addition to any liability the Company and WTG III may otherwise have. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either

AEA’s engagement or any matter referred to in this Agreement is hereby waived by the parties hereto. The provisions of this Annex A shall survive any termination or completion of the engagement provided by this Agreement.

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